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                     February 15, 2023

       Christopher Cage
       Chief Financial Officer
       Leidos Holdings, Inc.
       1750 Presidents Street
       Reston, Virginia 20190

                                                        Re: Leidos Holdings,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 15,
2022
                                                            File No. 001-33072

       Dear Christopher Cage:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Jerry Howe, Esq.